DATED WITH EFFECT FROM THE 22 DAY OF NOVEMBER 2013

F2 BIOSCIENCE IV LP.

and

F2 CAPITAL LIMITED

and

PARK VALE CAPITAL LTD

INVESTMENT ADVISERS AGREEMENT

THIS AGREEMENT is made with effect on the 22nd day of November2013

BETWEEN

(1)
F2 Bioscience IV L.P., a Cayman Islands exempted limited partnership having its registered office at Ugland House, South Church Street, PO Box 309, Grand Cayman, KY1-1104, Cayman Islands (hereinafter called the "SPV");

AND

(2)	F2 Capital Limited, a British Virgin Islands limited company having its registered office at PO Box 3175, Road Town, Tortola, British Virgin Islands (hereinafter called the "BVI Investment Adviser");

AND

(3)
Park Vale Capital Ltd, an English limited company incorporated in London, England on 11 September 2012, having its registered office at Devon House 3rd Floor, 12-15 Dartmouth Street, London SW1H 9BL, which is registered with and regulated by the United Kingdom's Financial Conduct Authority (hereinafter called the "UK Investment Adviser").

WHEREAS

(A)	The SPV is a Cayman Islands exempted limited partnership formed in the Cayman Islands on 10 October 2013.

(B)
The SPV wishes to appoint both the BVI Investment Adviser and the UK Investment Adviser, to provide the services set out herein and both the BVI Investment Adviser and the UK Investment Adviser (together the "Investment Advisers") wish to accept such appointment on the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED by and between the parties as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement including the Recitals except where the context otherwise requires the following terms have the meaning assigned to them:

"Administrator"	Maples Fund Services (Ireland) Limited

"Commencement Date"	the date of commencement of this Agreement which shall be the date written at the top of the first page of the Agreement

"Confidential Information"	any information relating to the portfolio, finances, business, transactions, or affairs of the SPV

"Directors"	Mark Fagan

"Gross Negligence"
any act or omission showing so marked a departure from the normal standard of conduct of a professional person exercising ordinary professional care and skill as to demonstrate reckless or willful disregard of the consequences of that act or omission

"Investment Program"	the investment in Series B-2 Preferred Stock of Radius Health, Inc.

"Investments"	the investment in Series B-2 Preferred Stock of Radius Health, Inc.

"Proper Instructions"	instructions given by the SPV to either the BVI Investment Adviser and/or the UK Investment Adviser in accordance with the provisions of Section 7 hereof.

1.2	Further Definitions

In this Agreement:

(i)	any reference to the singular includes reference to the plural and vice versa and reference to the masculine gender includes reference to the feminine and neuter genders and vice versa;

(ii)
unless otherwise expressly stated to the contrary herein, any reference to any section, sub-section, paragraph or sub-paragraph (as the case may be) shall be deemed to be a reference to the relevant section, sub-section, paragraph or sub-paragraph (as the case may be) of, or to this Agreement;

(iii)
any reference to persons includes reference to any legal person and to any body corporate, unincorporated association, partnership, trust, unit trust, mutual fund or other collective investment scheme and the manager or trustee of any such collective investment scheme;

(iv)
the headings are inserted for convenience of reference only and shall not in any way form part of or affect or be taken into account in the construction or interpretation of any provision of this Agreement or the Schedule hereto; and

(v)
words such as "hereunder", "hereto", "hereof" and "herein" and other words commencing with "here" shall, unless otherwise expressly stated to the contrary herein, refer to the particular section, sub-section, paragraph, sub-paragraph or schedule of or to this Agreement or, as the context may require, to the whole of this Agreement.

2.	APPOINTMENT AND AUTHORITY OF THE INVESTMENT ADVISERS

2.1
The SPV appoints the investment Advisers and the Investment Advisers agree with effect from the Commencement Date to act (subject always to the overall policy, Proper Instructions and supervision of the Directors) as the Investment Advisers of the SPV. The Investment Advisers are appointed with respect to the investment and realisation of the cash and other assets of the SPV and to act as agent for and on behalf of the SPV in identifying, selecting, purchasing, acquiring, managing, exchanging and disposing of Investments in accordance with, and in furtherance of, the Investment Program on the terms and subject to the provisions of this Agreement.

2.2
Without limiting the generality of section 2.1, but subject to section 3 below, the Investment Advisers shall have authority on behalf of and for the account of the SPV to provide such advisory services as requested by the SPV in accordance with the overall policy set by the SPV, Proper Instructions and the Investment Program and within the parameters set by the Directors and to enter into any agreement, contract, transaction or arrangement in relation to the purchase, acquisition, holding, exchange, variation, transfer, sale or disposal of any Investments on behalf of the SPV and shall have full authority to bind the SPV.

2.3	The Investment Advisers may not hold any monies or investments on behalf of the SPV.

2.4
Each of the Investment Advisers shall be entitled to delegate all or any part of their duties and responsibilities to such person or persons and upon such terms as to remuneration and otherwise as that Investment Adviser shall determine. Where the Investment Adviser concerned determines that the delegate should be paid directly by the SPV, that Investment Adviser's portion of the Investment Advisory Fee shall be reduced pro rata by the amount paid to any such delegate. The SPV shall, on the reasonable request of the Investment Advisers, join in any agreement with a delegate and shall give the same representations and warranties and the same indemnities as in this Agreement.

3.	SERVICES

3.1
During the continuance of this Agreement, the Investment Advisers shall render such Advisory and related services to the SPV as it may from time to time require from the Investment Advisers in connection with the investment, management and realisation of the cash and other assets of the SPV and the purchase, acquisition, holding, exchange, variation, transfer, sale or disposal thereof and in particular, but without limiting the generality of the foregoing, the Investment Advisers shall:

(a)	Enter into any other contracts or agreements in connection with their role as Investment Advisers to the SPV.

(b)	Prepare such material and provide such information for inclusion in annual or other reports for the SPV as the SPV may from time to time reasonably require.

(c)	Monitor the Investment Program and propose to the SPV any changes.

(d)	Engage consultants, attorneys, independent accountants or such other persons as the Investment Advisers may deem necessary or advisable.

3.2	In carrying out their duties under Section 3.1 hereof, the Investment Advisers shall comply with all reasonable Proper Instructions and shall have due regard to and comply with:

(a)	overall policies and directions of the SPV and the specific instructions of the Director and the parameters set by the director;

(b)	the primary objectives of the Investment Program and the risk management parameters of the Investment Program;

(c)	any restrictions for the time being contained in any statements of Investment Program;

(d)	any investment restrictions (including the exemptions and savings) agreed with the SPV;

(e)	the provisions of applicable laws, regulations and rules in any country in which the SPV invests;

(f)	the terms of any exchange control consent and any other present or future government or regulatory consents of any relevant jurisdiction in relation to the SPV and its assets; and

(g)	any other matter to which a prudent Investment Advisers should reasonably pay regard in the proper discharge of its duties.

4.	PROFESSIONAL ADVICE

4.1
In carrying out their duties in accordance with this Agreement, the Investment Advisers may only with the express approval of the SPV obtain and pay for such expert or professional advice or services as may be necessary or desirable for the performance of their duties under this Agreement and in particular, but without prejudice to the generality of the foregoing, the Investment Advisers may refer any legal question to the SPV legal advisers, and may rely and act on any expert or professional opinion or advice, including any legal opinion or advice given by the SPV legal advisers, and in the absence of Gross Negligence, wilful default or fraud, the Investment Advisers shall not be responsible for any loss or damage occasioned by their so acting.

5.	OBLIGATIONS OF THE SPV

5.1
The SPV shall provide the Investment Advisers with (or procure the provision to the Investment Advisers of) such information or advice relating to or in connection with the SPV which it is reasonably necessary for the Investment Advisers to receive with a view to the proper discharge of their duties and functions hereunder or which the Investment Advisers shall reasonably request for such purpose.

5.2	The SPV shall undertake to obtain all necessary licenses and consents which may be required to carry on its business.

5.3
The SPV shall provide the Investment Advisers (at the cost of the SPV) with such copies of the annual reports and such other documents (including all shareholder notices and reports) issued by or relating to the SPV from time to time as the Investment Advisers shall reasonably request.

5.4
The SPV will notify the Investment Advisers immediately if any of the information or advice provided by or on behalf of the SPV under this Section shall cease to be true and accurate in any material respect or shall have become misleading in any material respect.

6.	REMUNERATION OF THE INVESTMENT ADVISERS

6.1
In consideration of their services hereunder, the Investment Advisers shall be entitled to receive the Investment Advisory Fees as more particularly set out in the Schedule to this Agreement. The Investment Advisory Fees set out in the Schedule to this Agreement may only be altered by agreement in writing between all of the Parties to this Agreement to amend the Schedule to this Agreement. The Investment Advisers shall each separately nominate the bank accounts to which the Investment Advisory Fees should be paid. The Investment Advisers shall also be entitled to reimbursement of all costs and expenses incurred by them in the performance of their duties.

6.2
The Investment Advisory Fees will be pro-rated on a daily basis for any period that is less than a full calendar quarter. The Investment Advisory Fees will be payable not later than twentieth (20th) calendar day of the month that includes the first date as of which the Investment Advisory Fee is calculated, or as otherwise agreed between the parties hereto in writing.

7.	PROPER INSTRUCTIONS

7.1
Any instructions to be given by the SPV shall be written, or emailed by such one or more person or persons as the SPV shall from time to time have authorised to give the particular class of instructions in question. Different persons may be authorised to give instructions for different purposes. A certified copy of a resolution of the Directors may be received and accepted by the Investment Advisers as conclusive evidence of the authority of any such person to act and may be considered as in full force and effect until receipt of a written notice to the contrary.

7.2
Instructions given by the SPV shall be acknowledged by the Investment Advisers acting upon them unless the SPV is advised that the Investment Advisers believe such compliance may not be practicable or might involve any of the parties in a contravention of any law, rule or regulation.

8.	LIABILITY OF THE INVESTMENT ADVISERS

8.1
Neither of the Investment Advisers shall be liable for any losses, damages, costs or expenses "Loss" suffered by the SPV, or any other person in connection with this Agreement, or the performance of that Investment Adviser's duties and services, unless such loss arises from the Gross Negligence, fraud, bad faith or wilful default in the performance of that Investment Adviser's duties and services. In particular (but without limitation), the Investment Advisers shall not be liable for any loss which may be sustained in the holding or sale of any investment. The Investment Advisers may consult with legal counsel and accountants in respect of the SPV's affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such legal counsel or accountants, provided that such legal counsel or accountants were selected with reasonable care.

8.2
Each of the Investment Advisers shall be entitled to rely absolutely upon and shall not incur any liability in respect of any action taken or thing suffered in good faith in reliance upon any paper or document believed to be genuine and to have been sealed or signed by the proper parties or be in any way liable for any forged or unauthorised signature or seal affixed to any document. In discharging their respective duties hereunder, each of the Investment Advisers may, in the absence of manifest error, rely without enquiry upon all information supplied to it by the SPV or its director, or agents. The Investment Advisers may accept as sufficient evidence of any instruction, notice or other communication given to it by the SPV, or its director, or agents, any document or paper signed or purporting to be signed on behalf of the SPV by such person or persons whose signature the Investment Advisers are for the time being authorised to accept.

8.3
Each of the Investment Advisers shall send to the SPV as soon as possible all notices of claims, summonses or writs which it receives from third parties in relation to the affairs of the SPV, and no liability of any kind shall be admitted and no undertaking given nor shall any offer, promise or payment be made or legal expenses incurred by the Investment Advisers in relation to any such claim, summons or writ without the written consent of the SPV.

8.4
The Investment Advisers shall not be required or entitled to take any legal action on behalf of the SPV, or otherwise in respect of its services hereunder other than on such terms as the Investment Advisers may in its absolute discretion agree and unless fully indemnified to its reasonable satisfaction for all costs and liabilities in connection therewith.

9.	REPRESENTATIONS AND WARRANTIES

9.1
Each of the parties hereto hereby represents and warrants to the other parties hereto that it has full legal right and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms of this Agreement.

10.	DURATION AND TERMINATION

10.1	This Agreement shall continue in full force and effect until terminated pursuant to Sections 10.2, 10.3 and 10.4 below.

10.2	The SPV may terminate this Agreement with respect to either or both Investment Advisers following 30 days' notice in writing to the relevant Investment Adviser(s).

10.3	(a)
The SPV may terminate this Agreement at any time by notice in writing to either or both of the Investment Advisers if such Investment Adviser ("Defaulting Party") shall at any time during the continuance of this Agreement:

(i)
commit any material breach of this Agreement or commit persistent breaches of this Agreement which is or are either incapable of remedy or have not been remedied within thirty (30) days of the SPV serving notice upon the Defaulting Party requiring it to remedy same;

(ii)	be unable to pay its debts as they fall due or otherwise become insolvent or enter into any composition or arrangement with or for the benefit of its creditors or any class thereof;

(iii)	be the subject of any petition for the appointment of an examiner, administrator, trustee, official assignee or similar officer to it or in respect of its affairs or assets;

(iv)	have a receiver appointed over all or any substantial part of its undertaking, assets or revenues;

(v)
be the subject of an effective resolution for its winding up except in relation to a voluntary winding up for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the other party; or

(vi)	be the subject of a court order for its winding up or liquidation.

(b)
Either of the Investment Advisers may terminate this Agreement with respect to its services to the SPV at any time by notice in writing to the SPV if the SPV ("Defaulting Party") shall at any time during the continuance of this Agreement:

(i)
commit any material breach of this Agreement or commit persistent breaches of this Agreement which is or are either incapable of remedy or have not been remedied within thirty (30) days of the notice being served upon the Defaulting Party requiring it to remedy same;

(ii)	be unable to pay its debts as they fall due or otherwise become insolvent or enter into any composition or arrangement with or for the benefit of its creditors or any class thereof;

(iii)	be the subject of any petition for the appointment of an examiner, administrator, trustee, official assignee or similar officer to it or in respect of its affairs or assets;

(iv)	have a receiver appointed over all or any substantial part of its undertaking, assets or revenues;

(v)
be the subject of an effective resolution for its winding up except in relation to a voluntary winding up for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the other party; or

(vi)	be the subject of a court order for its winding up or liquidation.

10.4
The SPV may terminate this Agreement immediately with respect to either Investment Adviser in the event that such Investment Adviser is no longer permitted to perform its obligations under any applicable law.

10.5	On the termination of this Agreement;

(i)	the Investment Advisers shall be entitled to receive all fees and other monies accrued and due, up to the date of such termination;

(ii)
the Investment Advisers shall immediately deliver to the SPV or, as it shall direct, all correspondence and records of all and every description relating to the affairs of the SPV which are in the Investment Advisers possession or under the Investment Advisers control and shall not be entitled to any lien in respect of any of the foregoing.

10.6	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto against the other parties hereto before such termination.

11.	DEALINGS OF THE INVESTMENT ADVISERS

11.1
Nothing in this Agreement shall prevent either of the Investment Advisers from acting as manager, Investment Adviser, or in any other capacity whatsoever for any other person on such terms as such Investment Adviser may arrange, so long as its services to the SPV are not materially impaired thereby and such Investment Adviser shall not be liable to account for any profit earned, or other benefit arising therefrom. The Investment Advisers shall not be deemed to be affected with notice of, or to be under any duty to disclose to the SPV any fact or thing which may come to the notice of that Investment Adviser, or any director, officer, employee or agent of such Investment Adviser, in the course of, or in connection with such Investment Adviser rendering such services to any other person or in any manner whatsoever, otherwise than in the course of carrying out its duties.

11.2
Nothing in this Agreement shall render either of the Investment Advisers liable to account for any profit earned or other benefit arising from any advice given by such Investment Adviser to any other person, company, joint venture, mutual fund or other collective investment scheme or trustee or manager thereof in relation to the acquisition, holding, financing, sale or disposal of any property, assets, securities or instruments of whatsoever nature including, without limitation, any property, assets, securities and instruments of a type acquired, held, financed, sold or disposed of by the SPV.

11.3
Subject to section 8 of this Agreement, nothing in this Agreement shall render the Investment Advisers liable for any loss or damage suffered or incurred by the SPV out of or in connection with any decision or action by such Investment Adviser to offer to any other person, or arising out of or in connection with any failure by such Investment Adviser to offer to the SPV, or to advise the SPV of any opportunity to purchase, acquire, invest or participate in, hold, finance, sell or dispose of any Investments. The Investment Advisers shall not be liable to account to the SPV for any fees, commissions, profits or other benefits arising out of or in connection with any such transaction.

11.4
It is hereby acknowledged and agreed that directors, officers, employees and agents of and shareholders in the Investment Advisers or any of their affiliates are or may from time to time be interested in the SPV as officers, agents, shareholders or otherwise. Officers, employees and agents of, or shareholders, in the SPV, are or may from time to time be interested in the Investment Advisers as directors, officers, employees, agents or shareholders or otherwise and it is hereby agreed and acknowledged that no person so interested shall be liable to account to any other person for any profit or benefit arising out of or in connection with any such interest.

12.	CONFIDENTIALITY

12.1
Each party hereby covenants with and undertakes to the other that, save as may be required by law or by any regulatory authority or agency or as may otherwise be contemplated by this Agreement, it shall keep secret and confidential and shall not disclose to any person any Confidential Information PROVIDED HOWEVER that it shall not be required to keep secret and confidential Confidential Information which has properly entered the public domain otherwise than through the default of such party.

12.2
No public announcements shall be made or circular, notice or advertisement issued in connection with the subject matter of this Agreement by either of the parties to this Agreement without the prior written approval of the other party.

13.	GENERAL PROVISIONS

13.1	Force Majeure

Notwithstanding anything herein contained, if after the execution of this Agreement there shall come to the attention of either of the Investment Advisers such a change in national or international financial, political or economic conditions, currency exchange rates or exchange controls, or other laws or regulations as would, in its opinion, be likely to prejudice materially the ability of the Investment Advisers to carry out their duties and functions hereunder, either of the Investment Advisers may elect, by notice to the SPV given at any time (after consultation with the Director if such consultation is reasonably believed by the relevant Investment Adviser to be practicable), to treat such change as (except as otherwise specifically provided herein or therein) releasing and discharging the Investment Advisers from all further obligations under or pursuant to this Agreement.

13.2	Waiver

A waiver by any party of any breach of any of the terms, provisions or conditions of this Agreement or the acquiescence of such party in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term provision or condition or of any subsequent act contrary thereto. Any liability of any party under the provisions of this Agreement may in whole or in part be released compounded or compromised by such party in its absolute discretion as regards any other party under such liability without in any way prejudicing or affecting its rights against the remaining parties under the same or a like liability whether joint and several or otherwise.

13.3	Counterparts

This Agreement may be executed in any number of counterparts by the parties on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same instrument.

13.4	Variation of Terms of Agreement

This Agreement shall only be capable of variation by agreement in writing between the Investment Advisers and the SPV.

13.5	Assignments

This Agreement shall not be assignable in whole or in part by any of the parties hereto without the prior consent in writing of the other parties.

13.6	Arm's-Length Agreement

The SPV and each of the Investment Advisers each represents and warrants to the others and agrees that this Agreement constitutes an arm's-length agreement among the SPV and each of the Investment Advisers. The Directors have approved this Agreement and reviewed the compensation arrangement and its risks. Based on the foregoing, the SPV represents that it understands the method of compensation provided for herein and its risks.

13.7	No Partnership

This Agreement shall not be deemed to create any partnership between either of the Investment Advisers and the SPV. Each of the Investment Advisers shall for all purposes be an independent contractor. The Investment Advisers shall have no authority to act for, represent, bind or obligate the SPV except as specifically provided in this Agreement.

13.8	No Licence

Each party acknowledges for the benefit of the others that nothing in this Agreement grants any rights, except as explicitly contained in this Agreement, in any intellectual property belonging to or developed by a party and that this Agreement does not constitute a licence in respect of such intellectual property.

13.9	Notices

Every notice to be given in accordance with this Agreement shall be in writing and shall be expressed to be a notice given hereunder and shall be deemed duly given:

(i)
upon being left on a business day at the address set out in this Agreement of the party to whom it is being given or at such other address as such party shall have previously communicated by notice to the party giving such first mentioned notice; or

(ii)
upon receipt if posted by prepaid registered post to the address set out in this Agreement of the party to whom it is being posted, or such other address as such party shall have previously communicated by notice to the party giving such first mentioned notice; or

(iii)	upon receipt if transmitted on a business day by facsimile to the correct facsimile number of the party to whom it is being transmitted;

Provided that: where the notice has been transmitted by facsimile the party who has transmitted it shall (without prejudice to the validity of the notice given) send a copy of the notice by prepaid registered post to the party to whom it has been transmitted to that party's address set out in this Agreement or to such other address as such party shall have previously communicated by notice to the party giving such first mentioned notice.

13.10	Entire Agreement

This Agreement and its attached schedule contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

13.11	Severability

Each of the provisions in this Agreement are separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

13.12	Reservation of Rights

No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate on a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.13	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands and each party agrees to submit to the non-exclusive jurisdiction of the courts of the Cayman Islands as regards any claim or matter arising under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above.

F2 Bioscience IV LP.

By:	/s/ Mark Fagan

Name:	Mark Fagan
Title:	Director
F2 Bioscience IV GP Ltd as General Partner of F2 Bioscience IV L.P.

F2 Capital Limited

By:	/s/ Dr Morana Jovan-Embiricos

Name:	Dr Morana Jovan-Embiricos
Title:	Director

Park Vale Capital Ltd

By:
/s/ Katherine Priestley
Name:	Katherine Priestley
Title:	Managing Director

SCHEDULE

Investment Advisory Fees

The SPV shall pay a calendar quarterly Investment Advisory Fee in advance to each of the Investment Advisers for the period prescribed in accordance with the Amended and Restated Limited Partnership Agreement of F2 Bioscience IV L.P.

In the event that one or both of the Investment Advisers has delegated some of its duties, the Investment Adviser(s) concerned may instruct that the SPV pay the fees due to the delegate. Any such payment by the SPV shall reduce by an equivalent amount, the Investment Advisory Fee paid to the relevant Investment Adviser.

The total calendar quarterly Investment Advisory Fee paid by F2 Bioscience IV L.P. shall be equal to one-quarter of two percent (1/4 of 2%) per annum of the Committed Capital of the Limited Partners of F2 Bioscience IV L.P.

For any period of the term of F2 Bioscience IV L.P. that is less than a calendar quarter, the Investment Advisory Fee shall be pro-rated for the number of days in that calendar quarter to which it applies.

The allocation of the Investment Advisory Fee between the UK Investment Adviser and BVI Investment Adviser is as follows:

Park Vale Capital Limited	Thirty-five percent (35%)

F2 Capital Limited	Sixty-five percent (65%)